Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 7. Financial Statements and Supplementary Data, previously filed in the Annual Report on Form 10-K for the year ended December 31, 2009 for Choice Hotels International, Inc. All other portions of such Annual Report on Form 10-K are unchanged.

PART 1. FINANCIAL INFORMATION

ITEM 7.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Choice Hotels International, Inc. and subsidiaries

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Choice Hotels International, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 14(a)(2) of the Company’s 2009 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control Over Financial Reporting,” (not presented herein) appearing under Item 8A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 1, 2010 except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 30 for which the date is August 18, 2010

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)
REVENUES:
Royalty fees	$217,984	$247,435	$236,346
Initial franchise and relicensing fees	12,916	27,931	33,389
Procurement services	17,598	17,148	16,283
Marketing and reservation	305,379	336,477	316,827
Hotel operations	4,140	4,936	4,692
Other	6,161	7,753	7,957

Total revenues	564,178	641,680	615,494
OPERATING EXPENSES:
Selling, general and administrative	99,237	118,989	101,590
Depreciation and amortization	8,336	8,184	8,637
Marketing and reservation	305,379	336,477	316,827
Hotel operations	3,153	3,434	3,241

Total operating expenses	416,105	467,084	430,295

Operating income	148,073	174,596	185,199

OTHER INCOME AND EXPENSES:
Interest expense	4,414	10,932	14,293
Interest and other investment (income) loss	(5,862)	7,760	(1,750)
Equity in net income of affiliates	(1,113)	(1,414)	(1,230)

Other income and expenses, net	(2,561)	17,278	11,313

Income before income taxes	150,634	157,318	173,886
Income taxes	52,384	57,107	62,585

Net income	$98,250	$100,211	$111,301

Weighted average shares outstanding-basic	60,068	62,374	64,761

Weighted average shares outstanding-diluted	60,224	62,994	65,766

Basic earnings per share	$1.64	$1.61	$1.72

Diluted earnings per share	$1.63	$1.59	$1.69

Cash dividends declared per share	$0.74	$0.71	$0.64

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(In thousands, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	$67,870	$52,680
Receivables (net of allowance for doubtful accounts of $6,886 and $5,256, respectively)	41,898	43,141
Deferred income taxes	7,980	8,223
Income taxes receivable	—	3,181
Other current assets	10,114	12,991

Total current assets	127,862	120,216
Property and equipment, at cost, net	43,627	45,291
Goodwill	65,813	65,813
Franchise rights and other identifiable intangibles, net	24,559	27,763
Receivable—marketing and reservation fees	33,872	13,527
Investments, employee benefit plans, at fair value	20,931	25,360
Deferred income taxes	14,143	20,323
Other assets	9,230	9,926

Total assets	$340,037	$328,219

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$33,859	$41,648
Accrued expenses	37,074	38,249
Deferred revenue	51,765	47,004
Deferred compensation and retirement plan obligations	2,798	6,960
Income taxes payable	6,310	1,206

Total current liabilities	131,806	135,067
Long-term debt	277,700	284,400
Deferred compensation and retirement plan obligations	34,956	33,462
Other liabilities	9,787	12,960

Total liabilities	454,249	465,889

Commitments and Contingencies

Common stock, $0.01 par value; 160,000,000 shares authorized; 95,345,362 shares issued at December 31, 2009 and 2008 and 59,541,106 and 60,704,852 shares outstanding at December 31, 2009 and 2008, respectively	595	607
Additional paid-in-capital	90,731	90,141
Accumulated other comprehensive income (loss)	333	(3,472)
Treasury stock (35,804,256 and 34,640,510 shares at December 31, 2009 and 2008, respectively), at cost	(870,302)	(835,186)
Retained earnings	664,431	610,240

Total shareholders’ deficit	(114,212)	(137,670)

Total liabilities and shareholders’ deficit	$340,037	$328,219

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$98,250	$100,211	$111,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,336	8,184	8,637
Provision for bad debts	2,578	9,433	905
Non-cash stock compensation and other charges	13,761	10,914	11,124
Non-cash interest and other (income) loss	(5,403)	9,300	29
Dividends received from equity method investments	1,337	1,180	1,245
Equity in net income of affiliates	(1,113)	(1,414)	(1,230)
Changes in assets and liabilities, net of acquisitions:
Receivables	(796)	(4,358)	1,056
Receivable—marketing and reservation fees, net	(12,232)	(7,578)	11,997
Accounts payable	(8,279)	(13,138)	13,053
Accrued expenses	(1,289)	(3,206)	(5,480)
Income taxes payable/receivable	8,163	(1,870)	(5,422)
Deferred income taxes	5,553	3,073	(7,649)
Deferred revenue	4,650	(1,549)	1,493
Other assets	3,041	(1,046)	(2,554)
Other liabilities	(4,341)	(3,737)	7,161

Net cash provided by operating activities	112,216	104,399	145,666

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property and equipment	(11,135)	(12,611)	(11,963)
Acquisitions, net of cash acquired	—	—	(343)
Purchases of investments, employee benefit plans	(3,854)	(7,802)	(8,686)
Proceeds from sales of investments, employee benefit plans	13,895	7,819	6,049
Issuance of notes receivable	(1,995)	(7,410)	(7,395)
Collections of notes receivable	324	434	1,806
Other items, net	(584)	(695)	(752)

Net cash used in investing activities	(3,349)	(20,265)	(21,284)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt	—	(100,000)	(422)
Net borrowings (repayments) pursuant to revolving credit facility	(6,700)	112,000	100,199
Excess tax benefits from stock-based compensation	5,834	10,135	6,209
Purchase of treasury stock	(59,128)	(63,732)	(185,935)
Dividends paid	(44,274)	(43,142)	(40,139)
Proceeds from exercise of stock options	9,158	9,026	5,749

Net cash used in financing activities	(95,110)	(75,713)	(114,339)

Net change in cash and cash equivalents	13,757	8,421	10,043
Effect of foreign exchange rate changes on cash and cash equivalents	1,433	(2,118)	493
Cash and cash equivalents at beginning of period	52,680	46,377	35,841

Cash and cash equivalents at end of period	$67,870	$52,680	$46,377

Supplemental disclosure of cash flow information:
Cash payments during the year for:
Income taxes, net of refunds	$34,213	$45,808	$68,969
Interest	$5,008	$11,378	$14,031
Non-cash financing activities:
Declaration of dividends	$44,059	$43,810	$40,726
Issuance of restricted shares of common stock	$7,150	$9,482	$6,343
Issuance of performance vested restricted stock units	$462	—	—
Issuance of treasury stock to employee stock purchase plan	$622	$547	$604

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME

(In thousands, except share amounts)

	Common Stock - Shares Outstanding	Common Stock - Par Value	Additional Paid-in- Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Comprehensive income	Retained Earnings	Total
Balance as of December 31, 2006	66,355,553	$664	$81,689	$(772)	$(627,311)		$483,350	$(62,380)
Comprehensive income
Net income	—	—	—	—	—	$111,301	111,301	111,301
Other comprehensive income, net of tax:
Amortization of pension related costs, net of tax
Prior service costs	—	—	—	—	—	27	—	27
Actuarial loss	—	—	—	—	—	37	—	37
Net pension curtailment and remeasurement, net of tax	—	—	—	—	—	758	—	758
Actuarial pension loss, net of tax	—	—	—	—	—	(319)	—	(319)
Foreign currency translation adjustments	—	—	—	—	—	682	—	682
Amortization of deferred gain on hedge, net of taxes	—	—	—	—	—	(67)	—	(67)

Other comprehensive income	—	—	—	1,118	—	1,118	—	—

Comprehensive income						$112,419

Exercise of stock options	565,261	6	2,297	—	9,508			11,811
Issuance and cancellation of restricted stock	113,684	1	(4,908)	—	4,907		—	—
Stock compensation related to stock options	—	—	3,378	—	—		—	3,378
Amortization of deferred compensation related to restricted stock grants and PVRSU	—	—	6,864	—	—		—	6,864
Dividends declared	—	—	—	—	—		(40,726)	(40,726)
Treasury purchases	(4,959,378)	(50)	—	—	(185,818)		—	(185,868)
Issuance of treasury shares	16,559	—	—	—	604		—	604
Cumulative impact of the adoption of FIN 48	—	—	(3,077)	—	—		(86)	(3,163)

Balance as of December 31, 2007	62,091,679	$621	$86,243	$346	$(798,110)		$553,839	$(157,061)

Comprehensive income
Net income						$100,211	100,211	100,211
Other comprehensive loss, net of tax:
Amortization of pension related costs, net of tax
Prior service costs	—	—	—	—	—	26	—	26
Actuarial loss	—	—	—	—	—	68	—	68
Pension remeasurement, net of tax	—	—	—	—	—	(1,082)	—	(1,082)
Actuarial pension gain, net of tax	—	—	—	—	—	829	—	829
Foreign currency translation adjustments	—	—	—	—	—	(3,637)	—	(3,637)
Amortization of deferred gain on hedge, net of taxes	—	—	—	—	—	(22)	—	(22)

Other comprehensive loss	—	—	—	(3,818)	—	(3,818)	—	—

Comprehensive income						$96,393

Exercise of stock options	924,937	9	(267)	—	19,419			19,161
Issuance of restricted stock	283,148	3	(9,482)	—	9,479		—	—
Cancellation of restricted stock	(84,942)	(1)	2,866	—	(2,865)		—	—
Stock compensation related to stock options	—	—	3,426	—	—		—	3,426
Amortization of deferred compensation related to restricted stock grants and PVRSU	—	—	7,355	—	—		—	7,355
Dividends declared	—	—	—	—	—		(43,810)	(43,810)
Treasury purchases	(2,529,731)	(25)	—	—	(63,656)		—	(63,681)
Issuance of treasury shares	19,761	—	—	—	547		—	547

Balance as of December 31, 2008	60,704,852	$607	$90,141	$(3,472)	$(835,186)		$610,240	$(137,670)

Comprehensive income
Net income						$98,250	98,250	98,250
Other comprehensive income, net of tax:
Amortization of pension related costs, net of tax
Prior service costs	—	—	—	—	—	144	—	144
Net pension curtailment and remeasurement, net of tax	—	—	—	—	—	1,283	—	1,283
Actuarial pension gain, net of tax	—	—	—	—	—	165	—	165
Foreign currency translation adjustments	—	—	—	—	—	2,213	—	2,213

Other comprehensive income	—	—	—	3,805	—	3,805	—	—

Comprehensive income						$102,055

Exercise of stock options	764,612	8	(2,106)	—	17,090			14,992
Issuance of restricted stock and PVRSU	281,889	3	(7,612)	—	7,609		—	—
Cancellation of restricted stock	(43,408)	(1)	1,336	—	(1,335)		—	—
Stock compensation related to stock options	—	—	2,817	—	—		—	2,817
Amortization of deferred compensation related to restricted stock grants and PVRSU	—	—	6,155	—	—		—	6,155
Dividends declared	—	—	—	—	—		(44,059)	(44,059)
Treasury purchases	(2,188,888)	(22)	—	—	(59,102)		—	(59,124)
Issuance of treasury shares	22,049	—	—	—	622		—	622

Balance as of December 31, 2009	59,541,106	$595	$90,731	$333	$(870,302)		$664,431	$(114,212)

The accompanying notes are an integral part of these consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Company Information and Significant Accounting Policies

Company Information

Choice Hotels International, Inc. and subsidiaries (together “the Company”) is in the business of hotel franchising. As of December 31, 2009, the Company had franchise agreements representing 6,021 open hotels and 843 hotels under construction, awaiting conversion or approved for development in 49 states, the District of Columbia and over 40 countries and territories outside the United States under the brand names: Comfort Inn®, Comfort Suites®, Quality® , Clarion®, Sleep Inn®, Econo Lodge®, Rodeway Inn®, MainStay Suites®, Suburban Extended Stay Hotel®, Cambria Suites® and Ascend Collection®.

Our direct lodging property real estate exposure is limited to three company-owned MainStay Suites hotels and exposure through our development activities that involve financing and guaranty support with third party hotel developers.

Principles of Consolidation

The consolidated financial statements include the accounts of Choice Hotels International, Inc. and its subsidiaries. Investments in corporate joint ventures and certain other entities in which the Company owns 50% or less and exercises significant influence over the operating and financial policies of the investee are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications in Consolidated Financial Statements

The Company revised its presentation of certain disclosures in the notes to consolidated financial statements related to the classification of property & equipment and income tax items to conform to the current year’s presentation. There was no effect on previously reported items in the Company’s consolidated balance sheets, statements of income or cash flows.

Recently Adopted Accounting Guidance

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which is now included in FASB Accounting Standards Codification (“ASC”) 260, “Earnings Per Share”. This guidance has clarified that all share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Therefore, awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied rather than the treasury stock method. This revised guidance is effective for fiscal years beginning after December 15, 2008. In addition, once effective, all prior period earnings per share data presented must be adjusted retrospectively.

The Company’s outstanding unvested restricted stock awards contain rights to non-forfeitable dividends and as a result, the Company applied this guidance in the first quarter of 2009. The two-class method of calculating earnings per share is more dilutive to both basic and diluted shares outstanding than the previously utilized treasury stock method. In accordance with the guidance, the Company has retrospectively adjusted its basic and diluted shares outstanding for the years ended December 31, 2008 and 2007. As a result, basic and diluted earnings per share for the year ended December 31, 2008 were reduced from $1.62 to $1.61 and $1.60 to $1.59 per share, respectively. Basic and diluted earnings per share for the year ended December 31, 2007 were reduced from $1.73 to $1.72 and $1.70 to 1.69, respectively. See Note 21 “Earnings per Share” for additional information.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 1, 2009 the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations”, which has been codified into FASB ASC 805, “Business Combinations”. This provision now requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction whether full or partial acquisition, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, requires expensing of most transaction and restructuring costs, and requires the acquirer to disclose all information needed to evaluate and understand the nature and financial effect of the business combination. The adoption of these provisions did not have an impact on the Company’s consolidated financial statements, but will have an impact on the accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”, which is now included in FASB ASC 810, “Consolidation”. This guidance requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Expanded disclosures are also required in the consolidated financial statements that identify and distinguish between the interests of the parent’s owners and the interests of the non-controlling owners of a subsidiary. The Company adopted this guidance on January 1, 2009 and it did not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”, now included in FASB ASC 815 “Derivatives and Hedging” (“ASC 815”). This guidance requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Entities are also now required to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, also included in ASC 815, have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. This guidance was effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of this statement on January 1, 2009 did not have a material effect on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) 142-3, “Determination of the Useful Life of Intangible Assets”, now included in FASB ASC 350-30, “Intangibles—Goodwill and Other”. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”, now included in FASB ASC 350. This guidance became effective for the Company on January 1, 2009 and the Company will apply it prospectively to intangible assets acquired.

In September 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement”, now included in FASB ASC 820, “Fair Value Measurements and Disclosures”. This literature provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. This guidance is effective for the first reporting period beginning after December 15, 2008. The implementation of this guidance on January 1, 2009 did not have a material effect on the Company’s consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2008, the FASB issued EITF Issue No. 08-6, “Equity Method Investment Accounting Consideration,” now included in FASB ASC 323, “Investments—Equity Method and Joint Ventures”, effective for fiscal years beginning after December 15, 2008. This guidance requires an equity method investor to account for its initial investment at cost and shall not separately test an investee’s underlying indefinite-lived intangible assets for impairment. It also requires an equity method investor to account for share issuance by an investee as if the investor had sold a proportionate share of its investment. The resulting gain or loss shall be recognized in earnings. The implementation of this guidance on January 1, 2009 did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued Staff Position No. FAS 107-1 and APB Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, now included in FASB ASC 825-10 “Financial Instruments”. This guidance now requires disclosures about fair value of financial instruments in interim reporting periods. These disclosures were previously only required in annual financial statements. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, now included in FASB ASC 320, “Investments—Debt and Equity Securities”. This guidance modifies the other-than-temporary impairment guidance for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The adoption of this guidance has not had a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, now included in FASB ASC 820, “Fair Value Measurements and Disclosures”, which provides additional guidance for estimating fair value when the volume and level of market activity for an asset or liability have significantly decreased. This guidance emphasizes that even if there has been a significant decrease in the volume and level of market activity for the asset or liability and regardless of the valuation techniques used, the objective of a fair value measurement remains the same. In addition, the statement provides guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this guidance did not have a material impact on the Company’s financial statements.

During May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, now included in FASB ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company’s disclosures have been updated to reflect the adoption of this standard.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162, or Accounting Standards Update 2009-01 now included in FASB ASC 105, “Generally Accepted Accounting Principles”. This guidance establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles. This guidance explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants and is effective for the Company’s current reporting period. The Company has updated its financial statement disclosures to reflect the adoption of this standard.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company enters into franchise agreements to provide franchisees with various marketing services, a centralized reservation system and limited non-exclusive rights to utilize the Company’s registered tradenames and trademarks. These agreements typically have an initial term from ten to twenty years with provisions permitting franchisees to terminate after five, ten, or fifteen years under certain circumstances. In most instances, initial franchise and relicensing fees are recognized upon execution of the franchise agreement because the initial franchise and relicensing fees are non-refundable and the Company is not required to provide initial services to the franchisee prior to hotel opening. The initial franchise and relicensing fees related to executed franchise agreements which include incentives, such as future potential rebates, are deferred and recognized when the incentive criteria are met or the agreement is terminated, whichever occurs first.

The Company may also enter into master development agreements (“MDAs”) with developers that grant limited exclusive development rights and preferential franchise agreement terms for one-time, non-refundable fees. When these fees are not contingent upon the number of agreements executed under the MDA, the Company recognizes these up-front fees over the MDAs’ contractual life. Fees that are contingent upon the execution of franchise agreements under the MDA are recognized upon execution of the franchise agreement.

Royalty fees, which are typically based on a percentage of gross room revenues of each franchisee, are recorded when earned and receivable from the franchisee. An estimate of uncollectible royalty fees is charged to bad debt expense and included in selling, general and administrative (“SG&A”) expenses in the accompanying consolidated statements of income.

The Company generates procurement services revenues from qualified vendors. Procurement services revenues are generally earned based on the level of goods or services purchased from qualified vendors by hotel franchise owners and hotel guests who stay in the Company’s franchised hotels. The Company recognizes procurement services revenues when the services are performed or the product is delivered, evidence of an arrangement exists, the fee is fixed and determinable and collectability is probable. The Company defers the recognition of procurement services’ revenues related to upfront fees. Such upfront fees are generally recognized over a period corresponding to the Company’s estimate of the life of the arrangement.

Marketing and Reservation Revenues and Expenses

The Company’s franchise agreements require the payment of certain marketing and reservation system fees, which are used exclusively by the Company for expenses associated with providing franchise services such as national marketing, media advertising, central reservation systems and technology services. The Company is contractually obligated to expend the marketing and reservation system fees it collects from franchisees in accordance with the franchise agreements; as such, no income or loss to the Company is generated. In accordance with the franchise agreements, the Company includes in marketing and reservation expenses an allocation of costs for certain activities, such as human resources, facilities, legal, accounting, etc., required to carry out marketing and reservation activities.

The Company records marketing and reservation revenues and expenses on a gross basis since the Company is the primary obligor in the arrangement, maintains the credit risk, establishes the price and nature of the marketing or reservation services and retains discretion in supplier selection. In addition, net advances to and repayments from the franchise system for marketing and reservation activities are presented as cash flows from operating activities.

Reservation fees and marketing fees not expended in the current year are carried over to the next fiscal year and expended in accordance with the franchise agreements. Shortfall amounts are similarly recovered in

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsequent years. Cumulative excess or shortfall amounts from the operation of these programs are recorded as a marketing or reservation fee payable or receivable. Under the terms of the franchise agreements, the Company may advance capital as necessary for marketing and reservation activities and recover such advances through future fees. The Company’s current assessment is that the credit risk associated with the marketing and reservation fees receivable is partially mitigated due to the contractual right to recover these amounts from a large geographically dispersed group of franchisees. However, our ability to recover these receivables may be adversely impacted by certain factors, including, among others, declines in the ability of our franchisees to generate revenues at properties they franchise from us, lower than expected franchise system growth of certain brands and/or lower than expected international franchise system growth. An extended period of occupancy or room rate declines or a decline in the number of hotel rooms in our franchise system could result in the generation of insufficient funds to recover marketing and reservation advances as well as meet the ongoing marketing and reservation needs of the overall system.

Choice Privileges is the Company’s frequent guest incentive marketing program. Choice Privileges enables members to earn points based on their spending levels with our franchisees and, to a lesser degree, through participation in affiliated partners’ programs, such as those offered by credit card companies. The points, which the Company accumulates and tracks on the members’ behalf, may be redeemed for free accommodations or other benefits.

The Company provides Choice Privileges as a marketing program to franchised hotels and collects a percentage of program members’ room revenue from franchises to operate the program. Revenues are deferred in an amount equal to the estimated fair value of the future redemption obligation. A third-party actuary estimates the eventual redemption rates and point values using various actuarial methods. These judgmental factors determine the required liability attributable to outstanding points. Upon redemption of points, the Company recognizes the previously deferred revenue as well as the corresponding expense relating to the cost of the awards redeemed. Revenues in excess of the estimated future redemption obligation are recognized when earned to reimburse the Company for costs incurred to operate the program, including administrative costs, marketing, promotion, and performing member services. Costs to operate the program, excluding estimated redemption values, are expensed when incurred.

Accounts Receivable and Credit Risk

Accounts receivable consist primarily of franchise and related fees due from hotel franchises and are recorded at the invoiced amount. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance considering historical write-off experience and a review of aged receivable balances. However, the Company considers its credit risk associated with trade receivables and the receivable for marketing and reservation fees to be partially mitigated due to the dispersion of these receivables across a large number of geographically diverse franchisees.

The Company records bad debt expense in selling, general and administrative (“SG&A”) expenses and marketing and reservation expenses in the accompanying consolidated statements of income based on its assessment of the ultimate realizability of receivables considering historical collection experience and the economic environment. When the Company determines that an account is not collectible, the account is written-off to the associated allowance for doubtful accounts.

Advertising Costs

The Company expenses advertising costs as the advertising occurs. Advertising expense was $81.3 million, $100.5 million and $91.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Prepaid

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

advertising at December 31, 2009 and 2008 totaled $0.2 million and $3.8 million, respectively, and is included within other current assets in the accompanying consolidated balance sheets. The Company includes advertising costs primarily in marketing and reservation expenses on the accompanying consolidated statements of income.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2009 and 2008, $6.4 million and $7.6 million, respectively, of book overdrafts representing outstanding checks in excess of funds on deposit are included in accounts payable in the accompanying consolidated balance sheets.

The Company maintains cash balances in domestic banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation. In addition, the Company also maintains cash balances in international banks which do not provide deposit insurance.

Capitalization Policies

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or their useful lives. Major renovations, replacements and interest incurred during construction are capitalized. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and any related gain or loss is recognized in the accompanying consolidated statements of income. Maintenance, repairs and minor replacements are charged to expense as incurred.

Assets Held for Sale

The Company considers property to be assets held for sale when all of the following criteria are met:

•	Management commits to a plan to sell a property;

•	It is unlikely that the disposal plan will be significantly modified or discontinued;

•	The property is available for immediate sale in its present condition;

•	Actions required to complete the sale of the property have been initiated;

•	Sale of the property is probable and the Company expects the completed sale will occur within one year; and

•	The property is actively being marketed for sale at a price that is reasonable given its current market value.

Upon designation as an asset held for sale, the Company records the carrying value of each property at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and ceases recording depreciation.

Impairment Policy

The Company evaluates the potential impairment of property and equipment and other long-lived assets, including franchise rights and other definite-lived intangibles, on an annual basis or whenever an event or other circumstances indicates that the Company may not be able to recover the carrying value of the asset.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the net, undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value and the fair value of the asset. During the year ended December 31, 2009, the Company recorded an impairment charge related to leasehold improvements for office space that was subleased. The Company determined the fair value of these impaired assets based on the present value of the corresponding sublease payments related to the use of the leasehold improvements. As a result, the Company recognized a $0.5 million charge in SG&A expense which represented the difference between the estimated fair value of the leasehold improvements and their carrying value. Significant management judgment is involved in developing these projections, and they include inherent uncertainties. If different projections had been used in the current period, the balances for non-current assets could have been materially impacted. Furthermore, if management uses different projections or if different conditions occur in future periods, future-operating results could be materially impacted. The Company did not record any impairment on long-lived assets during the years ended December 31, 2008 or 2007.

The Company evaluates the impairment of goodwill and trademarks with indefinite lives on an annual basis, or during the year if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the asset. Since the Company has one reporting unit, the fair value of the Company’s net assets is used to determine if goodwill may be impaired. Indefinite life trademarks are considered to be impaired if the net, undiscounted expected cash flows associated with the trademark are less than their carrying amount. Based on assessments performed, the Company did not record any impairment of goodwill or trademarks with indefinite lives during the three years ended December 31, 2009.

The Company evaluates the collectability of notes receivable on a periodic basis. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. The Company reviews outstanding notes receivable on a periodic basis to ensure that each is fully collectible. The Company measures loan impairment based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or the estimated fair value of the collateral. For impaired loans, the Company establishes a specific impairment reserve for the difference between the recorded investment in the loan and the present value of the expected future cash flows or the estimated fair value of the collateral. The Company applies its loan impairment policy individually to all loans in the portfolio and does not aggregate loans for the purpose of applying such policy. The Company records bad debt expense in SG&A expenses in the accompanying consolidated statements of income. For impaired loans, the Company recognizes interest income on a cash basis. See Note 3 Notes Receivable for additional information.

Deferred Financing Costs

Debt financing costs are deferred and amortized, using the effective interest method, over the term of the related debt. As of December 31, 2009 and 2008, unamortized deferred financing costs were $0.3 million and $0.6 million, respectively, and are included in other non-current assets in the accompanying consolidated balance sheets.

Sales Taxes

The Company presents taxes collected from customers and remitted to governmental authorities on a net basis and therefore they are excluded from revenues in the consolidated financial statements.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Operations

The U.S. dollar is the functional currency of the consolidated entities operating in the United States. The functional currency for the consolidated entities operating outside of the United States is generally the currency of the primary economic environment in which the entity primarily generates and expends cash. The Company translates the financial statements of consolidated entities whose functional currency is not the U.S. dollar into U.S. dollars. The Company translates assets and liabilities at the exchange rate in effect as of the financial statement date and translates income statement accounts using the weighted average exchange rate for the period. The Company includes translation adjustments from foreign exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of shareholders’ equity. The Company reports realized gains and losses from foreign currency transactions in SG&A expenses and those amounted to a $0.1 million gain in 2009, $1.0 million loss in 2008 and a $0.2 million gain in 2007.

2.    Other Current Assets

Other current assets consist of the following at:

	December 31, 2009	December 31, 2008
	(In thousands)
Prepaid expenses	$7,014	$10,557
Notes receivable (See Note 3)	2,378	2,219
Other current assets	722	215

Total	$10,114	$12,991

3.    Notes Receivable

	December 31,
	2009	2008
	(In thousands)
Forgivable notes receivable	$7,432	$8,016
Mezzanine and other notes receivables	12,345	12,105

	19,777	20,121
Loan reserves	(9,531)	(9,564)

Total	$10,246	$10,557

Current portion, net	$2,378	$2,219
Long-term portion, net	7,868	8,338

Total	$10,246	$10,557

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company classifies notes receivable due within one year as other current assets and notes receivable with a maturity greater than one year as other assets in the Company’s consolidated balance sheets.

Forgivable Notes Receivable

From time to time, the Company provides financing to franchisees for property improvements and other purposes in the form of forgivable promissory notes. The terms of the notes range from 3 to 10 years, bearing market interest rates, and are forgiven and amortized over that time period if the franchisee remains in the system in good standing. As of December 31, 2009 and 2008, the unamortized balance of these notes totaled $7.4 million and $8.0 million, respectively. The Company recorded an allowance for credit losses on these forgivable notes receivable of $0.7 million and $0.8 million at December 31, 2009 and 2008, respectively. Amortization expense included in the accompanying consolidated statements of income related to the notes was $2.0 million, $1.8 million and $1.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009, the Company had commitments to extend an additional $5.1 million in forgivable notes receivable provided certain commitments are met by its franchisees.

Mezzanine and Other Notes Receivable

The Company has provided financing to franchisees in support of the development of Cambria Suites properties. These notes include non-interest bearing receivables as well as notes bearing market interest and are due upon maturity. Non-interest bearing notes receivable were recorded net of their unamortized discounts totaling $0.02 million at December 31, 2008. All discounts were fully amortized at December 31, 2009. Interest income associated with these notes receivable is reflected in the accompanying consolidated statements of income under the caption interest and other investment (income) loss. The Company does not accrue interest on notes receivable that are impaired. At December 31, 2009, notes receivable advanced totaled $12.3 million of which $10.8 million was determined to be impaired at December 31, 2009. The Company has recorded an $8.6 million allowance for credit losses on these impaired loans at both December 31, 2009 and 2008. In addition, at December 31, 2009 and 2008, the Company had provided loan reserves on non-impaired loans totaling $0.2 million and $0.1 million, respectively. The Company records bad debt expense in SG&A expenses in the accompanying consolidated statements of income.

4.    Property and Equipment

The components of property and equipment are:

	December 31,
	2009	2008
	(In thousands)
Land and land improvements	$2,581	$2,581
Facilities in progress and software under development	2,741	2,047
Computer equipment and software	102,967	98,388
Buildings and improvements	41,509	39,843
Furniture, fixtures and equipment	12,782	12,448

	162,580	155,307
Less: Accumulated depreciation and amortization	(118,953)	(110,016)

Property and equipment, at cost, net	$43,627	$45,291

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As facilities in progress are completed and placed in service, they are transferred to appropriate property and equipment categories and depreciation begins. Depreciation expense, excluding amounts attributable to marketing and reservation activities, for the years ended December 31, 2009, 2008 and 2007 was $2.8 million, $2.8 million and $3.0 million, respectively. Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates are based follows:

Computer equipment and software	3-5 years
Buildings and improvements	3-40 years
Furniture, fixtures and equipment	3-15 years

5.    Goodwill, Franchise Rights and Other Intangibles

Goodwill relates to (i) the purchase price of a minority interest in the Company for consideration in excess of the recorded minority interest and (ii) the acquisition of 100% of the stock of Suburban Franchise Holding Company, Inc. and its wholly-owned subsidiary, Suburban Franchise Systems, Inc. (“Suburban Transaction”).

The components of goodwill are as follows:

	December 31,
	2009	2008
	(In thousands)
Minority interest	$60,620	$60,620
Suburban Transaction	5,193	5,193

Total	$65,813	$65,813

The Company is not required to amortize goodwill.

Franchise rights totaling $20.6 million and $23.8 million at December 31, 2009 and 2008, respectively, represent the unamortized purchase price assigned to acquire long-term franchise contracts. As of December 31, 2009 and 2008, the unamortized balance relates primarily to the Econo Lodge, Suburban Extended Stay Hotel and Choice Hotels Australasia franchise rights. The franchise rights are being amortized over lives ranging from 5 to 17 years. Amortization expense for the years ended December 31, 2009, 2008 and 2007 amounted to $3.8 million, $3.8 million and $4.0 million, respectively. Franchise rights are net of accumulated amortization of $61.9 million and $57.1 million at December 31, 2009 and 2008, respectively.

The estimated annual amortization expense related to the Company’s franchise rights for each of the years ending December 31, 2010 through 2014 is as follows:

Year	(In millions)
2010	$4.1
2011	3.4
2012	3.4
2013	3.4
2014	3.2

Franchise rights and other identifiable intangible assets include approximately $3.9 million of unamortized intangible assets related to trademarks at both December 31, 2009 and 2008. Trademarks acquired in the

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Suburban Transaction totaling approximately $1.0 million have an indefinite life and therefore, no amounts have been amortized. The costs of registering and renewing existing trademarks are being amortized over ten years. Amortization expense for the years ended December 31, 2009, 2008 and 2007 amounted to $0.6 million, $0.6 million and $0.5 million, respectively. Trademarks are net of accumulated amortization of $6.0 million and $5.4 million at December 31, 2009 and 2008, respectively.

The estimated annual amortization expense related to the Company’s trademarks for each of the years ending December 31, 2010 through 2014 is as follows:

Year	(In millions)
2010	$0.6
2011	0.5
2012	0.4
2013	0.4
2014	0.3

6.    Receivable-Marketing and Reservation Fees

The Company’s franchise agreements require the payment of franchise fees, which include marketing and reservation fees. The Company is obligated to use the marketing and reservation fees it collects from the current franchisees comprising its various hotel brands to provide marketing and reservation services appropriate to support the operation of the overall system. In discharging its obligation to provide sufficient and appropriate marketing and reservation services, the Company has the right to expend funds in an amount reasonably necessary to ensure the provision of such services, whether or not such amount is currently available to the Company for reimbursement. The franchise agreements provide the Company the right to advance monies to the franchise system when the needs of the system surpass the balances currently available. As a result, expenditures by the Company in support of marketing and reservation services in excess of available revenues are recorded as a receivable in the Company’s financial statements. Conversely, cumulative reservation and marketing fees not expended are recorded as a payable in the financial statements and are carried over to the next fiscal year and expended in accordance with the franchise agreements.

Under the terms of these agreements, the Company has the legally enforceable right to assess and collect from its current franchisees fees sufficient to pay for the marketing and reservation services the Company has procured for the benefit of the franchise system, including fees to reimburse the Company for past services rendered. The Company has the contractual authority to require that the franchisees in the system at any given point repay any deficits related to marketing and reservation activities. The Company’s current franchisees are legally obligated to pay any assessment the Company imposes on its franchisees to obtain reimbursement of such deficit regardless of whether those constituents continue to generate gross room revenue.

The marketing fees receivable at December 31, 2009 and 2008 was $19.2 million and $13.5 million, respectively from cumulative marketing expenses incurred in excess of cumulative marketing fees earned. As of December 31, 2009, the reservation fees receivable related to cumulative reservation expenses incurred in excess of cumulative reservation fees earned was $14.7 million. As of December 31, 2008, cumulative reservation fees collected exceeded expenses by $2.2 million and the excess was reflected as a long-term liability in the accompanying consolidated balance sheets. Depreciation and amortization expense attributable to marketing and reservation activities for the years ended December 31, 2009, 2008 and 2007 was $10.3 million, $8.8 million and $8.3 million, respectively. Interest expense attributable to reservation activities was $0.3 million, $0.2 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Other Assets

Other assets consist of the following at:

	December 31,
	2009	2008
	(In thousands)
Notes receivable (See Note 3)	$7,868	$8,338
Equity method investments	339	328
Other assets	1,023	1,260

Total	$9,230	$9,926

8.    Transactions with Sunburst

Effective October 15, 1997, Choice Hotels International, Inc. which included both a franchising business and owned hotel business, separated the businesses via a spin-off into two companies: Sunburst Hospitality Corporation (referred to hereafter as “Sunburst”) and the Company. Subsequent to the spin-off, the Company’s largest shareholder retained significant ownership percentages in both Sunburst and the Company. As part of the spin-off, Sunburst and the Company entered into a strategic alliance agreement. Among other things, the strategic alliance agreement, as amended, provided for the determination of liquidated damages related to the termination of Choice branded Sunburst properties. The liquidated damage provisions extend through the life of the existing Sunburst franchise agreements. As of December 31, 2009, Sunburst operates 25 hotels under franchise with the Company.

Total franchise fees, including royalty, marketing and reservation fees, paid by Sunburst to the Company, included in the accompanying consolidated financial statements were $4.5 million, $5.4 million and $5.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, accounts receivable included $0.3 million and $0.4 million due from Sunburst, respectively.

9.    Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2009	2008
	(In thousands)
Accrued compensation and benefits	$20,829	$20,029
Dividends payable	10,953	11,168
Termination benefits	3,604	4,945
Accrued interest	109	681
Other liabilities and contingencies	1,579	1,426

Total	$37,074	$38,249

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Deferred Revenue

Deferred revenue consists of the following:

	December 31,
	2009	2008
	(In thousands)
Loyalty programs	$47,832	$42,927
Initial, relicensing and franchise fees	2,160	3,119
Procurement services fees	884	958
Other	889	—

Total	$51,765	$47,004

11.    Long-Term Debt

Debt consists of the following at:

	December 31,
	2009	2008
	(In thousands)
$350 million senior unsecured revolving credit facility with an effective interest rate of 0.65% and 2.38% at December 31, 2009 and 2008, respectively	$277,700	$284,400

Total debt	$277,700	$284,400
Less current portion	—	—

Total long-term debt	$277,700	$284,400

Scheduled principal maturities of debt as of December 31, 2009 were as follows:

Year	(In thousands)
2010	$—
2011	277,700

Total	$277,700

On June 16, 2006, the Company entered into a $350 million senior unsecured revolving credit agreement (the “Revolver”), with a syndicate of lenders. The Revolver allows the Company to borrow, repay and reborrow revolving loans up to $350 million (which includes swingline loans for up to $20 million and standby letters of credit up to $30 million) until the scheduled maturity date of June 16, 2011. The Company has the ability to request an increase in available borrowings under the Revolver by an additional amount of up to $150 million by obtaining the agreement of the existing lenders to increase their lending commitments or by adding additional lenders. The rate of interest generally applicable for revolving loans under the Revolver are, at the Company’s option, equal to either (i) the greater of the prime rate or the federal funds effective rate plus 50 basis points, or (ii) an adjusted LIBOR rate plus a margin between 22 and 70 basis points based on the Company’s credit rating. The Revolver requires the Company to pay a quarterly facility fee, based upon the credit rating of the Company, at a rate between 8 and 17  1 / 2 basis points, on the full amount of the commitment (regardless of usage). The Revolver also requires the payment of a quarterly usage fee, based upon the credit rating of the Company, at a rate between 10 and 12  1 / 2 basis points, on the amount outstanding under the commitment, excluding swingline loans, at all times when the amount borrowed under the Revolver exceeds 50% of the total commitment. The

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revolver includes customary financial and other covenants that require the maintenance of certain ratios including maximum leverage and interest coverage. At December 31, 2009, the Company was in compliance with all covenants under the Revolver. The Revolver also restricts the Company’s ability to make certain investments, incur certain debt, and dispose of assets, among other restrictions.

The Company has a line of credit with a bank through August 31, 2010 providing up to an aggregate of $5 million of borrowings, which is due upon demand. Borrowings under the line of credit bear interest at the lender’s sole option at either of the following rates (i) prime rate or (ii) LIBOR rate plus 0.80% per annum; due monthly and upon demand for final payment. As of December 31, 2009 and 2008, no amounts were outstanding pursuant to this line of credit.

12.    Other Non-Current Liabilities

Other non-current liabilities consist of the following at:

	December 31,
	2009	2008
	(In thousands)
Income tax contingencies	$5,057	$6,872
Termination benefits	1,936	2,030
Deferred revenue	1,014	996
Deferred rental expenses	1,592	624
Reservation fees collected in excess of expenditures	—	2,233
Other liabilities	188	205

Total	$9,787	$12,960

Tax contingency accruals have been recorded for potential exposures involving tax positions that could be challenged by taxing authorities.

13.    Foreign Operations

The Company conducts its international franchise operations through a combination of direct franchising and master franchising relationships. Master franchising relationships allow the use of the Company’s brands by third parties in foreign countries. Direct franchising operations are primarily conducted through wholly-owned subsidiaries. The Company has also made equity investments in certain non-domestic lodging franchise companies that conduct franchise operations for the Company’s brands under master franchise relationships. Revenues generated by foreign operations, including royalty, marketing and reservations fees, for the years ended December 31, 2009, 2008 and 2007 were $41.6 million, $49.9 million, and $43.1 million respectively. Net income, including equity in the income of equity method investments, attributable to the Company’s foreign operations was $9.4 million, $13.9 million, and $12.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Choice Hotels Franchise GmbH

Choice Hotels Franchise GmbH (“CHG”), a wholly-owned subsidiary, conducts franchising operations in the central European countries of Austria, Germany, Italy, the Czech Republic, and portions of Switzerland. During 2009, 2008 and 2007, the Company recognized in the accompanying consolidated statements of income, revenues of $2.4 million, $2.5 million and $2.6 million, respectively, including royalty, marketing and reservation system fees and other revenues from CHG.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Choice Hotels France SAS

Choice Hotels France SAS (“CHF”), a wholly-owned subsidiary, conducts franchising operations in the European countries of France, Belgium, Portugal, Spain and portions of Switzerland. During 2009, 2008 and 2007, the Company recognized in the accompanying consolidated statements of income, revenues of $6.1 million, $7.2 million and $6.3 million, respectively, including royalty, marketing and reservation system fees and other revenues from CHF.

Choice Hotels Licensing Co. B.V.

On January 31, 2008, the Company terminated the master franchise agreement with Real Hotel Company PLC (“RHC”) related to RHC’s franchised hotels under the Choice brands in the United Kingdom. In conjunction with the termination of the master franchise agreement, the Company’s wholly-owned subsidiary, Choice Hotels Licensing Co. B.V. (“CHL”) acquired RHC’s franchise contracts under the master franchise agreement and commenced direct franchising operations in the United Kingdom. During 2009 and 2008, the Company recognized in the accompanying statements of income, revenues of $3.0 million and $6.2 million, respectively, including royalty, marketing and reservation system fees and other revenues from CHL related to the United Kingdom.

Choice Hotels Australasia

Choice Hotels Australasia Pty. Ltd. (“CHA”), a wholly-owned subsidiary, conducts direct franchising operations in Australia, American Samoa, New Caledonia, Fiji, New Zealand and Papua New Guinea. During 2009, 2008 and 2007, the Company recognized in the accompanying consolidated statements of income, revenues of $8.7 million, $10.3 million and $10.2 million, respectively, including royalty, marketing and reservation system fees and other revenues from CHA.

Choice Hotels Canada, Inc.

The Company has a 50% interest in Choice Hotels Canada, Inc. (“CHC”), a joint venture with a third party. During 2009, 2008 and 2007, the Company recorded $1.1 million, $1.4 million and $1.2 million, respectively, based on CHC’s results for the twelve months ended November 30, 2009, 2008 and 2007 of equity method income related to this investment in the accompanying consolidated statements of income. The Company received dividends from CHC of $1.2 million, $1.3 million and $1.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. During 2009, 2008 and 2007, the Company recognized in the accompanying consolidated statements of income, revenues of $10.6 million, $12.6 million and $12.1 million, respectively, including royalty, marketing and reservation system fees and other revenues from CHC.

14.    Pension Plan

The Company sponsors an unfunded non-qualified defined benefit plan (“SERP”) for certain senior executives. The Company accounts for the SERP in accordance with applicable guidance which requires the Company to (a) recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. The plan assets and benefit obligations are measured as of the Company’s fiscal year end. No assets are held with respect to the SERP, therefore benefits are funded as paid to participants.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2009, 2008 and 2007, the Company recorded $2.4 million, $1.8 million and $1.3 million, respectively for the expenses related to the SERP which are included in SG&A expense in the accompanying consolidated statements of income.

Expected benefit payments at December 31, 2009 for the next five years and the five years thereafter are as follows:

Year	(In thousands)
2010	$414
2011	413
2012	411
2013	410
2014	409
5 years thereafter	2,076

The following table presents the components of net periodic benefit costs for the three years ended December 31, 2009.

	Years ended December 31,
	2009	2008	2007
	(In thousands)
Components of net periodic pension cost:
Service cost	$404	$579	$523
Interest cost	591	480	379
Amortization
Prior service cost	230	41	43
Loss	—	109	58

	1,225	1,209	1,003
Special termination benefits	—	549	—
Curtailment	1,209	—	248

Net periodic pension cost	$2,434	$1,758	$1,251

Weighted average assumptions:
Discount rate	6.00%	6.25%	6.00%
Average compensation increase	—	4.50%	4.50%

Curtailment

During the fourth quarter of 2009, the Company amended the terms of the SERP to freeze participant benefits effective December 31, 2009. The amendment of the plan terms constituted a significant event and required the Company to recognize a curtailment loss as part of its 2009 net periodic pension cost. The curtailment loss was equal to unrecognized prior service costs for all employees which totaled approximately $2.3 million. The curtailment loss was partially offset by a $1.1 million gain related to the elimination of future participant salary increases for vested participants as well as the removal of liabilities for non-vested participants. These items resulted in a net curtailment loss of $1.2 million for the year ended December 31, 2009.

During the first quarter of 2007, the Company recognized a curtailment loss due to the termination of certain senior executive officers from the Company. The curtailment loss was equal to the unrecognized prior service costs attributed to these employees’ expected aggregate future services which totaled approximately $0.2 million.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Special Termination Benefits

During the fourth quarter of 2008, the Company recognized approximately $0.5 million in connection with special termination benefits provided to a senior executive officer upon retirement from the Company. As a result, the Company recognized a liability and a loss equal to the present value of the additional benefits to be received by the retiring employee.

The following is a reconciliation of the changes in the projected benefit obligation for the years ended December 31, 2009 and 2008:

	December 31,
	2009	2008
	(In thousands)
Projected benefit obligation, beginning of year	$9,684	$7,671
Service cost	404	579
Interest cost	591	480
Plan amendments	222	1,728
Plan curtailment	(1,064)	—
Remeasurement	—	549
Actuarial gain	(263)	(1,323)
Benefit payments	(398)	—

Projected benefit obligation, end of year	$9,176	$9,684

The amounts in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit costs at December 31, 2009 are as follows:

(In thousands)
Transition asset (obligation)	$—
Prior service cost	—
Accumulated gain	93

Total	$93

The net periodic pension costs for the year ended December 31, 2010 are projected to decline from prior years due to the amendment of the SERP which froze participant benefits. As a result of freezing the benefits, future service cost and unrecognized prior service cost amortizations have been eliminated. The components of projected net periodic pension cost for the year ended December 31, 2010 are as follows:

(In thousands)
Service cost	$—
Interest cost	538
Amortization
Prior service cost	—
(Gain)/Loss	—

Net periodic pension cost	$538

The SERP projected benefit obligation was included as a liability in the current and long-term deferred compensation and retirement plan obligations in the accompanying consolidated balance sheets totaling $9.2 million and $9.7 million at December 31, 2009 and 2008, respectively. The accumulated benefit obligation at December 31, 2009 and 2008 was $9.2 million and $8.2 million, respectively.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.    Non-Qualified Retirement, Savings and Investment Plans

The Company sponsors two non-qualified retirement savings and investment plans for certain employees and senior executives. Employee and Company contributions are maintained in separate irrevocable trusts. Legally, the assets of the trusts remain those of the Company; however, access to the trusts’ assets is severely restricted. The trusts’ cannot be revoked by the Company or an acquirer, but the assets are subject to the claims of the Company’s general creditors. The participants do not have the right to assign or transfer contractual rights in the trusts.

In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”) which became effective January 1, 2003. Under the EDCP, certain executive officers may defer a portion of their salary into an irrevocable trust. A participant may elect an investment return of either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points, or a return based on a selection of available diversified investment options. Effective January 1, 2010, the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points is no longer an investment option for salary deferrals made on compensation earned after December 31, 2009. As of December 31, 2009 and 2008, the Company recorded a deferred compensation liability of $17.6 million and $20.2 million, respectively related to these deferrals and credited investment returns. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. Compensation expense recorded in SG&A for the years ended December 31, 2009, 2008 and 2007 were $1.1 million, $1.1 million and $1.6 million, respectively.

The Company has invested the employee salary deferrals in diversified long-term investments which are intended to provide investment returns that partially offset the earnings credited to the participants. The diversified investments held in the trusts totaled $10.9 million and $15.7 million as of December 31, 2009 and 2008, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the years ended December 31, 2009, 2008 and 2007 of $3.7 million, ($6.0) million and $0.6 million, respectively.

In 1997, the Company adopted the Choice Hotels International, Inc. Nonqualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). The Non-Qualified Plan allows certain employees who do not participate in the EDCP to defer a portion of their salary and invest these amounts in a selection of available diversified investment options. As of December 31, 2009 and 2008, the Company had recorded a deferred compensation liability of $11.0 million and $10.5 million, respectively related to these deferrals. Compensation expense is recorded in SG&A expense on the Company’s consolidated statements of income based on the change in the deferred compensation obligation related to earnings credited to participants as well as changes in the fair value of diversified investments. The net increase (decrease) in compensation expense recorded in SG&A for the years ended December 31, 2009, 2008 and 2007 were $1.9 million, ($3.3) million and ($0.8) million, respectively.

The diversified investments held in the trusts were $10.1 million and $9.6 million as of December 31, 2009 and 2008, respectively, and are recorded at their fair value, based on quoted market prices. These investments are considered trading securities and therefore the changes in the fair value of the diversified assets is included in other income and expenses, net in the accompanying statements of income. The Company recorded investment gains (losses) during the years ended December 31, 2009, 2008 and 2007 of $1.9 million, ($3.1) million and ($0.3) million, respectively. In addition, the Non-Qualified Plan held shares of the Company’s common stock with a market value of $0.9 million at both December 31, 2009 and 2008.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Fair Value Measurements

The Company estimates the fair value of its financial instruments utilizing a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The following summarizes the three levels of inputs, as well as the assets that the Company values using those levels of inputs.

Level 1: Quoted prices in active markets for identical assets and liabilities. The Company’s Level 1 assets consist of marketable securities (primarily mutual funds) held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 2: Observable inputs, other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable. The Company’s Level 2 assets consist of money market funds held in the Company’s EDCP and Non-Qualified Plan deferred compensation plans.

Level 3: Unobservable inputs, supported by little or no market data available, where the reporting entity is required to develop its own assumptions to determine the fair value of the instrument. The Company does not currently have any assets whose fair value was determined using Level 3 inputs.

	Fair Value Measurements at Reporting Date Using
	December 31, 2009	Level 1	Level 2	Level 3
Assets (in thousands)
Investments, employee benefits plans, at a fair value	$20,931	$18,505	$2,426	$—

Total Assets	$20,931	$18,505	$2,426	$—

17.    401(k) Retirement Plan

The Company sponsors a 401(k) retirement plan for all eligible employees. For the years ended December 31, 2009, 2008 and 2007, the Company recorded compensation expense of $3.7 million, $4.0 million and $3.7 million, respectively, representing matching contributions for plan participants. In accordance with the safe harbor matching provisions of the plan, the Company matches plan participant contributions in cash as bi-weekly deductions are made.

18.    Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company does not provide additional United States income taxes on undistributed earnings of consolidated foreign subsidiaries included in retained earnings. Currently it is not practical for the Company to calculate the deferred tax related to the outside basis differences. Such earnings could become taxable upon the sale or liquidation of these foreign subsidiaries or upon dividend repatriation. The Company’s intent is for such earnings to be reinvested by the subsidiaries.

Tax savings resulting from deductions greater than compensation cost reflected in net income, if any, for stock-based employee compensation is credited directly to additional paid in capital when realization of such benefit is fully assured.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income before income taxes was derived from the following:

	Years ended December 31,
	2009	2008	2007
	(In thousands)
Income before income taxes:
Domestic operations	$135,927	$144,356	$158,573
Foreign operations	14,707	12,962	15,313

Income before income taxes	$150,634	$157,318	$173,886

The provisions for income taxes were as follows:

	Years ended December 31,
	2009	2008	2007
	(In thousands)
Current tax expense
Federal	$41,833	$49,885	$62,962
State	3,436	2,895	6,301
Foreign	1,571	1,444	1,488
Deferred tax (benefit) expense
Federal	5,452	3,476	(7,959)
State	85	(600)	(642)
Foreign	7	7	435

Income taxes	$52,384	$57,107	$62,585

Deferred tax assets were comprised of the following:

	December 31,
	2009	2008
	(In thousands)
Property, equipment and intangible assets	$(8,781)	$(10,945)

Gross deferred tax liabilities	(8,781)	(10,945)

Foreign operations	(215)	(115)
Accrued expenses	11,851	17,641
Accrued compensation	17,745	20,209
Other	1,523	1,756

Gross deferred tax assets	30,904	39,491

Net deferred tax asset	$22,123	$28,546

Included in the accompanying consolidated balance sheet as follows:

	December 31,
	2009	2008
	(In thousands)
Current net deferred tax assets	$7,980	$8,223
Non-current net deferred tax assets	14,143	20,323

Net deferred tax asset	$22,123	$28,546

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No provision has been made for U.S. federal income taxes on approximately $61.7 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2009 since these earnings are considered to be permanently invested in foreign operations.

A reconciliation of the statutory rate to effective income tax rate included in the accompanying consolidated statements of income follows:

	Years ended December 31,
	2009	2008	2007
Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.7%	1.4%	2.3%
Foreign income taxed at different rates	(2.4)%	(0.6)%	(2.0)%
Unrecognized tax benefits	(0.3)%	(0.3)%	(0.1)%
Other	0.8%	0.8%	0.8%

Effective income tax rates	34.8%	36.3%	36.0%

Effective January 1, 2007, the Company adopted the provisions for accounting for uncertainty in income taxes. As a result of the implementation, the Company increased its existing reserves for uncertain tax positions by $3.1 million with a corresponding net reduction to opening additional paid-in-capital and retained earnings. Accrued interest and penalties of $0.1 million were recorded against retained earnings as of January 1, 2007.

The Company had total unrecognized tax benefits of $4.2 million and $5.7 million as of December 31, 2009 and 2008, respectively, of which $2.5 million and $2.7 million would affect the consolidated statements of income if recognized. These unrecognized tax benefits relate principally to state tax positions and stock based compensation deductions. Estimated interest and penalties related to the underpayment of income taxes are classified as a component of income tax expense in the consolidated statements of income. During the year ended December 31, 2009, 2008 and 2007, the accrued interest and penalties recognized by the Company in the income statement is approximately $0.7 million, $0.7 million and $0.5 million, respectively. Accrued interest and penalties included in other liabilities on the Company’s consolidated balance sheet were $0.8 million and $1.2 million as of December 31, 2009 and 2008, respectively. The Company believes it is reasonably possible it will recognize tax benefits of up to $2.1 million within the next twelve months. This is due to the anticipated lapse of applicable statutes of limitations regarding state tax positions and stock-based compensation deductions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008	2007
	(In thousands)
Balance, January 1	$5,673	$6,723	$7,086
Additions for tax positions of the current year	667	842	1,253
Additions for tax positions of the prior year	—	—	—
Reductions for tax positions of prior years for:
Changes in judgment	(33)	(297)	—
Settlements during the period	—	—	—
Lapse of applicable statutes of limitations	(2,061)	(1,595)	(1,616)

Balance, December 31	$4,246	$5,673	$6,723

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company and its subsidiaries are subject to U.S. federal income tax as well as

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through and including 2005. Substantially all material state and local and foreign income tax matters have been concluded for years through and including 2005. U.S. federal income tax returns for 2006 through 2008 are currently open for examination.

The Company has estimated and accrued for certain tax assessments and the expected resolution of uncertain tax benefits which arise in the course of business. The ultimate outcome of these impact the determination of income tax expense and may not be resolved until several years after the related tax returns have been filed. Predicting the outcome of such tax assessments involves uncertainty and accordingly, actual results could differ from those estimates.

19.    Share-Based Compensation and Capital Stock

The Company recognizes compensation cost related to share-based payment transactions in the financial statements based on the fair value of the equity or liability instruments issued. Compensation expense related to the fair value of share-based awards is recognized over the requisite service period based on an estimate of those awards that will ultimately vest. The Company estimates the share-based compensation expense for awards that will ultimately vest upon inception of the grant and adjusts the estimate of share-based compensation for those awards with performance and/or service requirements that will not be satisfied so that compensation cost is recognized only for awards that ultimately vest.

The Company has calculated a pool of income tax benefits that are available to absorb future income tax shortfalls that can result from the exercise or maturity of stock awards. The Company has calculated its windfall pool under the short-cut method based on the actual income tax benefits received from exercises and maturities of stock awards granted after October 15, 1997.

The Company has stock compensation plans pursuant to which it is authorized to grant stock-based awards of up to 3.2 million shares of the Company’s common stock, of which 1.2 million shares remain available for grant as of December 31, 2009. The Company’s policy allows the issuance of new or treasury shares to satisfy stock-based awards. Restricted stock, stock options, stock appreciation rights and performance share awards may be granted to officers, key employees and non-employee directors with contractual terms set by the Compensation Committee of the Board of Directors.

Stock Options

The Company granted approximately 0.5 million, 0.6 million and 0.3 million options to certain employees of the Company at a fair value of approximately $4.0 million, $4.7 million and $2.9 million during the years ended December 31, 2009, 2008 and 2007, respectively. The stock options granted by the Company had an exercise price equal to the market price of the Company’s common stock on the date of grant. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2009	2008	2007
Risk-free interest rate	1.82%	2.79%	4.67%
Expected volatility	39.71%	30.13%	32.00%
Expected life of stock option	4.4 years	4.4 years	4.5 years
Dividend yield	2.74%	2.00%	1.55%
Requisite service period	4 years	4 years	4 years
Contractual life	7 years	7 years	7 years
Weighted average fair value of options granted	$7.41	$8.11	$11.73

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected life of the options and volatility are based on the historical data and are not necessarily indicative of exercise patterns or actual volatility that may occur. Historical volatility is calculated based on a period that corresponds to the expected life of the stock option. The dividend yield and the risk-free rate of return are calculated on the grant date based on the then current dividend rate and the risk-free rate for the period corresponding to the expected life of the stock option. Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those awards that ultimately vest.

The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2009 was $7.1 million and $4.6 million, respectively. The total intrinsic value of options exercised during the year ended December 31, 2009, 2008 and 2007 was $12.6 million, $19.3 million and $16.1 million, respectively.

The Company received $9.2 million, $9.0 million, and $5.7 million in proceeds from the exercise of 0.8 million, 0.9 million and 0.6 million employee stock options during the years ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes information about stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2009	Weighted Average Exercise Price
$ 0.00 to $ 9.75	27,443	0.5 years	$7.99	27,443	$7.99
$ 9.76 to $19.50	181,768	2.8 years	10.43	181,768	10.43
$19.51 to $29.25	526,696	6.1 years	26.97	—	—
$29.26 to $34.12	373,447	6.1 years	32.47	131,587	31.74
$34.13 to $39.00	334,603	5.2 years	35.59	104,900	35.95
$39.01 to $43.87	121,137	5.9 years	40.64	60,568	40.64
$43.88 to $48.75	93,750	5.0 years	48.73	70,311	48.73

	1,658,844	5.4 years	$30.05	576,577	$27.67

Restricted Stock

The following table is a summary of activity related to restricted stock grants to non-employee directors and key employees for the year ended December 31:

	2009	2008	2007
Restricted shares granted	262,128	283,148	157,467
Weighted average grant date fair value per share	$27.28	$33.49	$40.28
Aggregate grant date fair value ($000)	$7,150	$9,482	$6,343
Restricted shares forfeited	43,408	84,942	43,783
Vesting service period of shares granted	3-4 years	3-5 years	3-4 years
Grant date fair value of shares vested ($000)	$5,572	$6,514	$7,802

Compensation expense related to the fair value of these awards is recognized straight-line over the requisite service period based on those restricted stock grants that ultimately vest. The fair value of grants is measured by the market price of the Company’s common stock on the date of grant. Restricted stock awards generally vest ratably over the service period beginning with the first anniversary of the grant date.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Performance Vested Restricted Stock Units

The Company has granted performance vested restricted stock units (“PVRSU”) to certain employees. The vesting of these stock awards is contingent upon the Company achieving performance targets at the end of specified performance periods and the employees’ continued employment. The performance conditions affect the number of shares that will ultimately vest. The range of possible stock-based awards vesting is between 0% and 200% of the initial target. If a minimum of 50% of the performance target is not attained then no awards will vest under the terms of the various PVRSU agreements. Compensation expense related to these awards will be recognized over the requisite period regardless of whether the performance targets have been met based on the Company’s estimate of the achievement of the various performance targets. The Company has currently estimated that between 0% and 100% of the various award targets will be achieved. The fair value is measured by the market price of the Company’s common stock on the date of grant. Compensation expense is recognized ratably over the requisite service period based on those PVRSUs that ultimately vest.

The following table is a summary of activity related to PVRSU grants during the year ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Performance vested restricted stock units granted at target	9,588	103,746	21,141
Weighted average grant date fair value per share	$26.88	$34.17	$40.75
Average aggregate grant date fair value ($000)	$258	$3,545	$862
Stock units forfeited	6,046	42,253	2,933
Grant date fair value of stock units vested ($000)	$963	—	—
Requisite service period	2 years	2-5 years	3 years

During the year ended December 31, 2009, PVRSU grants totaling 19,761 vested. These PVRSU grants were initially granted at a target of 14,638 units; however, since the Company exceeded targeted performance conditions contained in the stock awards granted in prior periods by 35%, an additional 5,123 shares were earned and issued. No PVRSU grants vested during the years ended December 31, 2008 and 2007.

A summary of stock-based award activity as of December 31, 2009, 2008 and 2007 and the changes during the years are presented below:

	2009
	Stock Options			Restricted Stock		Performance Vested Restricted Stock Units
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2009	1,950,783	$24.03		482,236	$34.93	129,481	$37.00
Granted	537,006	27.02		262,128	27.28	9,588	26.88
Exercised/Vested	(764,612)	11.98		(161,615)	34.48	(19,761)	48.72
Performance-Based Leveraging*	—	—		—	—	5,123	48.72
Forfeited/Expired	(64,333)	37.13		(43,408)	30.79	(6,046)	39.95

Outstanding at December 31, 2009	1,658,844	$30.05	5.4 years	539,341	$31.68	118,385	$34.58

Options exercisable at December 31, 2009	576,577	$27.67	4.4 years

*	PVRSU grants outstanding at January 1, 2009 have been increased by 5,123 units due to the Company exceeding the targeted performance conditions contained in PVRSUs granted in prior periods during the year ended December 31, 2009.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2008
	Stock Options			Restricted Stock		Performance Vested Restricted Stock Units
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2008	2,483,276	$17.46		485,560	$34.45	67,988	$44.57
Granted	580,725	33.97		283,148	33.49	103,746	34.17
Exercised/Vested	(924,937)	9.76		(201,530)	32.24	—	—
Forfeited/Expired	(188,281)	38.07		(84,942)	33.75	(42,253)	42.21

Outstanding at December 31, 2008	1,950,783	$24.03	4.1 years	482,236	$34.93	129,481	$37.00

Options exercisable at December 31, 2008	1,158,190	$15.92	3.0 years

	2007
	Stock Options			Restricted Stock		Performance Vested Restricted Stock Units
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2007	2,860,159	$14.30		570,134	$29.81	49,780	$46.22
Granted	250,957	39.60		157,467	40.28	21,141	40.75
Exercised/Vested	(565,261)	10.18		(198,258)	26.08	—	—
Forfeited/Expired	(62,579)	27.92		(43,783)	32.85	(2,933)	45.05

Outstanding at December 31, 2007	2,483,276	$17.46	4.1 years	485,560	$34.45	67,988	$44.57

Options exercisable at December 31, 2007	1,708,527	$11.29	3.2 years

The components of the Company’s pretax stock-based compensation expense and associated income tax benefits are as follows for the years ended December 31:

(In millions)	2009	2008	2007
Stock options	$2.8	$3.4	$2.9
Restricted stock	6.4	6.8	5.5
Performance vested restricted stock units	(0.2)	0.6	0.9

Total	$9.0	$10.8	$9.3

Income tax benefits	$3.4	$4.0	$3.5

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2009, the Company revised its estimate of the projected achievement of various performance conditions that affect the number of PVRSUs that will ultimately vest. As a result, the previously recorded stock-based compensation costs related to these PVRSUs has been reduced by approximately $0.9 million.

In conjunction with the termination of certain Company officers, stock option and restricted stock compensation expense for the year ended December 31, 2009 included an additional $0.5 million and $0.2 million, respectively of expense related to the acceleration of award vesting conditions. In addition, in conjunction with the acceleration of the Company’s management succession plan in the second quarter of 2008, restricted stock and stock option compensation expense for the year ended December 31, 2008 includes $1.1 million and $0.8 million of additional stock compensation expense, respectively, due to the acceleration of award vesting conditions and modification of award terms for an executive officer.

Stock-based compensation expense on stock option and performance vested restricted stock units made to a retirement eligible executive officer during the years ended December 31, 2008 and 2007 was recognized upon issuance of the grants rather than over the awards’ vesting periods since the terms of these grants provide that the awards will vest upon retirement of the employee and the employee was retirement eligible. Compensation costs recognized in 2008 and 2007 related to the vesting of stock options upon retirement eligibility totaled $0.9 million in each year. Compensation costs recognized in 2008 and 2007 related to the vesting of performance vested restricted stock units upon retirement eligibility totaled $0.4 million and $0.6 million, respectively.

The total unrecognized compensation costs related to stock-based awards that have not yet vested and the related weighted average amortization period over which the costs are to be recognized as of December 31, 2009 are as follows:

	Unrecognized Compensation Expense on Unvested Awards	Weighted Average Amortization Period
	(in millions)
Stock options	$5.3	2.7 years
Restricted stock	11.6	2.5 years
Performance vested restricted stock units	1.3	3.3 years

Total	$18.2

Stock Repurchase Program

The Company announced a stock repurchase program on June 25, 1998 to return excess capital to its shareholders. Treasury stock activity is recorded at cost in the accompanying consolidated financial statements. During 2009 and 2008, the Company repurchased 2.1 million and 2.2 million shares of its common stock under the repurchase program at a total cost of $57.4 million and $54.7 million, respectively. Through December 31, 2009, the Company repurchased 42.9 million shares of its common stock (including 33.0 million prior to the two-for-one stock split effected in October 2005) under the share repurchase program at a total cost of $1.0 billion.

During 2009, the Company redeemed 65,685 shares of common stock at a total cost of $1.7 million from employees to satisfy statutory minimum tax-withholding requirements from the vesting of restricted stock and PVRSU grants. During 2008, the Company redeemed 301,191 shares of common stock at a total cost of $9.0 million from employees to satisfy statutory minimum tax-withholding requirements from the vesting of restricted stock grants. These redemptions were outside the share repurchase program initiated in June 1998.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.    Comprehensive Income

The components of accumulated other comprehensive income (loss) is as follows:

	December 31,
	2009	2008	2007
	(In thousands)
Foreign currency translation adjustments	$275	$(1,938)	$1,699
Deferred gain on hedging activity	—	—	22
Changes in pension benefit obligation recognized in other comprehensive income (loss)	58	(1,534)	(1,375)

Total accumulated other comprehensive income (loss)	$333	$(3,472)	$346

Total other comprehensive income (loss) for years ended 2009, 2008 and 2007 is as follows:

	Amount Before Taxes	Income Tax (Expense)/ Benefit	Amount Net of Taxes
2009
Foreign currency translation adjustment, net	$2,213	$—	$2,213
Amortization of pension related costs
Prior service costs	230	(86)	144
Actuarial pension gain	263	(98)	165
Net pension curtailment and re-measurement	2,051	(768)	1,283

Total other comprehensive income	$4,757	$(952)	$3,805

2008
Foreign currency translation adjustment, net	$(3,637)	$—	$(3,637)
Amortization of pension related costs
Prior service costs	41	(15)	26
Actuarial loss	109	(41)	68
Actuarial pension gain	1,323	(494)	829
Pension re-measurement	(1,728)	646	(1,082)
Amortization of deferred gain on hedge	(35)	13	(22)

Total other comprehensive loss	$(3,927)	$109	$(3,818)

2007
Foreign currency translation adjustment, net	$682	$—	$682
Amortization of pension related costs
Prior service costs	43	(16)	27
Actuarial loss	58	(21)	37
Actuarial pension loss	(509)	190	(319)
Net pension curtailment and re-measurement	1,211	(453)	758
Amortization of deferred gain on hedge	(110)	43	(67)

Total other comprehensive income	$1,375	$(257)	$1,118

In December 1999, the Company entered into an interest rate swap agreement to fix certain of its variable rate debt in order to reduce the Company’s exposure to fluctuations in interest rates. On March 3, 2000, the interest rate swap agreement was settled resulting in a deferred gain. The unamortized gain was reclassified in

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2001 to other comprehensive income and was amortized over the original life of the related debt through 2008 as a reduction of interest expense. In 2008, the Company recorded approximately $22,000, net of taxes, of amortization related to this deferred gain. In 2007, the Company recorded approximately $67,000, net of taxes, of amortization related to this deferred gain.

21.    Earnings Per Share

The computation of basic and diluted earnings per common share is as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)
Computation of Basic Earnings Per Share:
Net income	$98,250	$100,211	$111,301
Income allocated to participating securities	(906)	(837)	(942)

Net income available to common shareholders	$97,344	$99,374	$110,359

Weighted average common shares outstanding—basic	59,514	61,853	64,213

Basic earnings per share	$1.64	$1.61	$1.72

Computation of Diluted Earnings Per Share:
Net income	$98,250	$100,211	$111,301
Income allocated to participating securities	(905)	(833)	(933)

Net income available to common shareholders	$97,345	$99,378	$110,368

Weighted average common shares outstanding—basic	59,514	61,853	64,213
Diluted effect of stock options and PVRSUs	156	620	1,005

Weighted average shares outstanding-diluted	59,670	62,473	65,218

Diluted earnings per share	$1.63	$1.59	$1.69

The Company’s unvested restricted shares contain rights to receive non-forfeitable dividends, and thus are participating securities requiring the two-class method of computing earnings per share (“EPS”). The calculation of EPS for common stock shown above excludes the income attributable to the unvested restricted share awards from the numerator and excludes the dilutive impact of those awards from the denominator.

At December 31, 2009 and 2008, the Company had 1.7 million and 2.0 million outstanding stock options, respectively. Stock options are included in the diluted earnings per share calculation using the treasury stock method and average market prices during the period, unless the stock options would be anti-dilutive. For year ended December 31, 2009, the Company excluded 0.9 million of anti-dilutive stock options from the diluted earnings per share calculation. In addition, the Company excluded 1.1 million of anti-dilutive options from the computation for diluted earnings per share for the year ended December 31, 2008.

PVRSUs are also included in the diluted earnings per share calculation assuming the performance conditions have been met at the reporting date. However, at December 31, 2009 and 2008, PVRSUs totaling 102,844 and 111,739, respectively were excluded from the computation since the performance conditions had not been met at the reporting date.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the number of shares used in the basic and diluted earnings per share disclosures contained in the consolidated statements of income:

	Year Ended December 31,
	2009	2008	2007
Weighted average common shares outstanding	59,514	61,853	64,213
Weighted average participating shares outstanding	554	521	548

Weighted average shares outstanding—basic	60,068	62,374	64,761
Effect of dilutive securities:
Employee stock options and PVRSUs	156	620	1,005

Weighted average shares outstanding—dilutive	60,224	62,994	65,766

22.    Leases

The Company enters into operating leases primarily for office space, office equipment and transportation vehicles. Minimum rents as defined in the Company’s lease agreements including rent escalations, rent holidays and rental concessions are recognized on the straight-line basis over the non-cancellable lease term. Payments made to or on behalf of the Company for leasehold improvement incentives are considered reductions in rental expense and are amortized on a straight-line basis over the non-cancellable lease term. Rental expense under non-cancelable operating leases was approximately $6.6 million, $6.0 million and $4.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. The Company received sublease rental income related to real estate leased to third-parties as well as computer equipment leased to franchisees totaling $0.2 million, $0.1 million and $0.6 million during the years ended December 31, 2009, 2008 and 2007, respectively. Future minimum lease payments are as follows:

	2010	2011	2012	2013	2014	Thereafter	Total
	(In thousands)
Minimum lease payments	$6,222	$6,820	$7,470	$4,992	$2,881	$14,765	$43,150
Minimum sublease rentals	(288)	(286)	(295)	(304)	(128)	—	(1,301)

	$5,934	$6,534	$7,175	$4,688	$2,753	$14,765	$41,849

During the year ended December 31, 2009, the Company recorded a $1.5 million charge to SG&A expense related to the sublease of a portion of its office space. The loss on the sublease of office space represents a $1.0 million charge resulting from the fair value of the Company’s operating lease rental payments exceeding the anticipated revenue from the operating sublease and a $0.5 million impairment charge related to the office leasehold improvements. The non-cancelable portion of the sublease payments related to this transaction is included in the table above.

In October 2009, the Company entered into a lease agreement for approximately 86,000 square feet of office space located in Phoenix, Arizona. The lease term is from May 1, 2010 to July 31, 2020. The lease will be classified as an operating lease and the annual minimum lease payments will be approximately $1.8 million and have been included in the table above.

23.    Reportable Segment Information

The Company has a single reportable segment encompassing its franchising business. Revenues from the franchising business include royalty fees, initial franchise and relicensing fees, marketing and reservation fees,

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

procurement services revenue and other revenue. The Company is obligated under its franchise agreements to provide marketing and reservation services appropriate for the successful operation of its systems. These services do not represent separate reportable segments as their operations are directly related to the Company’s franchising business. The revenues received from franchisees that are used to pay for part of the Company’s central on-going operations are included in franchising revenues and are offset by the related expenses paid for marketing and reservation activities to calculate franchising operating income. Corporate and other revenue consists of hotel operations. Except as described in Note 6, the Company does not allocate interest and dividend income, interest expense or income taxes to its franchising segment.

The following table presents certain financial information for the Company’s franchising segment.

	Year Ended December 31, 2009
	Franchising	Corporate & Other	Elimination Adjustments	Consolidated
	(In thousands)
Revenues	$560,038	$4,140	—	$564,178
Operating income (loss)	193,383	(45,310)	—	148,073
Depreciation and amortization	11,386	7,296	(10,346)	8,336
Capital expenditures	8,885	2,250	—	11,135
Total assets	203,140	136,897	—	340,037

	Year Ended December 31, 2008
	Franchising	Corporate & Other	Elimination Adjustments	Consolidated
	(In thousands)
Revenues	$636,744	$4,936	—	$641,680
Operating income (loss)	220,802	(46,206)	—	174,596
Depreciation and amortization	9,748	7,277	(8,841)	8,184
Capital expenditures	10,053	2,558	—	12,611
Total assets	190,301	137,918	—	328,219

	Year Ended December 31, 2007
	Franchising	Corporate & Other	Elimination Adjustments	Consolidated
	(In thousands)
Revenues	$610,802	$4,692	—	$615,494
Operating income (loss)	225,536	(40,337)	—	185,199
Depreciation and amortization	9,713	7,243	(8,319)	8,637
Capital expenditures	7,578	4,385	—	11,963
Total assets	185,770	142,614	—	328,384

Long-lived assets related to international operations were $7.0 million, $5.3 million and $7.1 million as of December 31, 2009, 2008 and 2007, respectively. All other long-lived assets of the Company are associated with domestic activities.

24.    Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and the Company’s legal counsel, the ultimate outcome of any such lawsuit individually will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Green Bay, Wisconsin. The Company’s guaranty expires in June 2010. The Company has received personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

In June 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Columbus, Ohio. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through June 2013), or (ii) when the franchisee achieves certain debt service coverage ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

In July 2008, the Company guaranteed $1 million of a bank loan funding a franchisee’s construction of a Cambria Suites in Noblesville, Indiana. The guaranty will terminate on the earlier of (i) the repayment of all outstanding obligations under the bank loan that it supports (the current initial loan term runs through September 2011), or (ii) when the franchisee achieves certain debt service coverage ratios outlined in the underlying bank loan agreement. The Company has received a pledge of an equity interest in the entity constructing the property as well as personal guarantees from several of the franchisee’s principal owners related to the repayment of any amounts the Company may be required to pay under this guaranty.

The Company has made commitments to purchase various parcels of real estate to support the development of certain of its brands. Providing certain conditions are met by the seller, the Company expects to acquire these parcels of land for approximately $11.9 million during the year ended December 31, 2010.

In the ordinary course of business, the Company enters into numerous agreements that contain standard indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Such indemnifications are granted under various agreements, including those governing (i) purchases or sales of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities, (v) issuances of debt or equity securities, and (vi) certain operating agreements. The indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in credit facility arrangements, (v) underwriters in debt or equity security issuances and (vi) parties under certain operating agreements. In addition, these parties are also generally indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. While some of these indemnities extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these indemnities, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned indemnities, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates potential liability.

25.    Fair Value of Financial Instruments

The balance sheet carrying amount of cash and cash equivalents, receivables and payables approximates fair value due to the short-term nature of these items. Long-term debt consists of bank loans and senior notes. Interest rates on the Company’s bank loans adjust frequently based on current market rates; accordingly, the carrying amount of the Company’s bank loans approximates fair value.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.    Related Party Transactions

The Company maintains a Master Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by family members of the Company’s largest shareholder. The agreement permits the Company to lease the aircraft owned by LPC. During 2009, the Company incurred $0.4 million pursuant to the lease agreement. For the year ended December 31, 2009, flight crew services have been excluded from this disclosure since the entity that provides these services to the Company ceased being a related party during the year ended December 31, 2008.

During 2008, the Company paid $0.2 million to lease the aircraft owned by LPC and $0.4 million for flight crew services to another entity owned or controlled by family members of the Company’s largest shareholder.

During the year ended December 31, 2009 and 2008, the Company received approximately $41,000 and $47,000, respectively from corporations owned or controlled by family members of the Company’s largest shareholder related to the lease of real property.

On October 30, 2007, the Company entered into a lease agreement commencing in January 2008 on behalf of a family member of the Company’s largest shareholder for 1,950 square feet of office space located in Chevy Chase, Maryland. The lease has a 5 year term with annual lease payments totaling approximately $72,000. The Company currently provides use of the entire leased space free of charge and reimburses the family member for the related taxes incurred related to the personal use of the office space. These payments total approximately $40,000 per year.

27.    Termination Charges

During the year ended December 31, 2009, the Company recorded a $5.4 million charge in SG&A and marketing and reservation expenses related to one-time termination benefits provided to employees separating from service with the Company. These expenses included $4.7 million of salary and benefits continuation and $0.7 million related to the acceleration of share-based compensation for terminated employees. At December 31, 2009, approximately $2.8 million of these salary and benefits continuation payments remain to be remitted.

During the year ended December 31, 2008, the Company recorded an $11.3 million charge in SG&A expenses and marketing and reservation expenses related to the acceleration of the Company’s management succession plan and termination benefits provided to employees separating from service with the Company. The expenses include salary and benefits continuation of $8.9 million, $1.1 million of accelerated share-based compensation, $0.8 million related to the modification of stock option award terms and SERP special termination benefits of $0.5 million. The Company has approximately $2.7 million of benefits remaining to be paid on termination benefits incurred during the year ended December 31, 2008

At December 31, 2009, approximately $5.5 million of termination benefits remained and were included in current and noncurrent liabilities in the Company’s consolidated financial statements. The Company expects $3.6 million of benefits to be paid within the next twelve months.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

28.    Selected Quarterly Financial Data—(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2009
	(In thousands, except per share data)
Revenues	$114,158	$143,343	$165,976	$140,701	$564,178
Operating income	$27,755	$38,110	$48,125	$34,083	$148,073
Income before income taxes	$25,601	$40,243	$50,496	$34,294	$150,634
Net income	$16,308	$25,503	$32,808	$23,631	$98,250
Per basic share:
Net income	$0.27	$0.42	$0.55	$0.40	$1.64
Per diluted share:
Net income	$0.27	$0.42	$0.55	$0.40	$1.63

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2008
	(In thousands, except per share data)
Revenues	$128,855	$167,120	$191,211	$154,494	$641,680
Operating income	$34,052	$44,578	$61,869	$34,097	$174,596
Income before income taxes	$29,448	$42,227	$57,746	$27,897	$157,318
Net income	$18,577	$27,008	$35,915	$18,711	$100,211
Per basic share:
Net income	$0.30	$0.43	$0.57	$0.30	$1.61
Per diluted share:
Net income	$0.29	$0.43	$0.57	$0.30	$1.59

The matters which affect the comparability of the quarterly results include the following:

•	Seasonality: The Company’s revenues and operating income reflect the industry’s seasonality and as a result are lower in the first quarter and higher in the third quarter.

•	Investment income and losses: The Company’s net income reflects gains and losses related to the Company’s investments held in non-qualified retirement plans and are subject to market conditions.

•	Year Ended December 31, 2009 results:

•	Loss on sublease of office space: The Company’s second quarter 2009 operating results reflect a charge resulting from a loss on sublease of office space totaling $1.5 million.

•

Termination benefits: The Company’s operating results include employee termination benefits for the first, second, third and fourth quarters totaling $0.4 million, $0.4 million, $1.5 million and $2.3 million, respectively.

•

Curtailment expenses: The Company’s fourth quarter 2009 operating results include a charge totaling $1.2 million related to the curtailment of the Company’s SERP resulting from the freezing of benefits payable under the plan.

•	Year Ended December 31, 2008 results:

•

Termination benefits: The Company’s operating results include employee termination benefits for the second, third and fourth quarters totaling $6.4 million, $0.5 million and $3.2 million, respectively.

•

Allowance for credit losses on impaired loans: The fourth quarter operating results include a $7.6 million charge related to an allowance established during the quarter for credit losses on impaired loans.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

29.    Future Adoption of Accounting Standards

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” or Accounting Standards Update No. 2009-16, now included in FASB ASC 860-10-65-2, “Transfers and Servicing”, which will require more information about transfers of financial assets, eliminates the concept of a qualified special purpose entity (“QSPE”), changes the requirement for derecognizing financial assets and requires additional disclosures. This guidance becomes effective as of the beginning of the first annual reporting period beginning after November 15, 2009 and should be applied prospectively for interim and annual periods during that period going forward. The Company is currently evaluating the impact, if any, of these guidelines.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, or Accounting Standards Update No. 2009-17, now included in FASB ASC 810-10, “Consolidation”, which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a QSPE. This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, this guidance provides more timely and useful information about an enterprise’s involvement with a variable interest entity and will become effective January 1, 2010. The Company is currently evaluating the impact, if any, of these guidelines.

On September 23, 2009, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 08-1, “Revenue Arrangements with Multiple Deliverables” (“EITF 08-1”). EITF 08-1 updates the current guidance pertaining to multiple-element revenue arrangements included in ASC Subtopic 605-25, which originated primarily from EITF 00-21, also titled “Revenue Arrangements with Multiple Deliverables.” EITF 08-1 will be effective for annual reporting periods beginning January 1, 2011 for calendar year entities with earlier adoption permitted. The Company is currently evaluating the impact of EITF 08-1 on its financial position, results of operations, cash flows, and disclosures, if any.

30.    Subsequent Events

On February 16, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.185 per share of common stock. The dividend is payable on April 16, 2010 to shareholders of record as of April 5, 2010. Based on the Company’s share count at December 31, 2009, the total dividends to be paid is approximately $11.0 million.

Subsequent to December 31, 2009 through March 1, 2010, the Company repurchased an additional 0.2 million shares of its common stock at a total cost of $6.9 million under is share repurchase program.

In January 2010, the Company purchased the remaining 60% of Choice Hospitality (India) Private Ltd (“CHN”) for $0.6 million. The Company previously had a 40% equity interest in CHN accounted for the investment under the equity method of accounting.

In January 2010, the Company acquired a parcel of real estate in Rockland, Massachusetts for a total cost of $2.9 million. This parcel of land will be classified as an asset held for sale as the Company intends to resell this land to a third-party developer.

The Company expects to file a shelf registration statement that registers for sale certain securities of the Company, including guarantees of debt securities (“Guarantees”) by certain subsidiaries of the Company (“Guarantor Subsidiaries”). Under the Securities Act of 1933, the Guarantees are securities and, as a result, the Company is required to disclose financial information of the Guarantor Subsidiaries in accordance with Rule 3-10 of Regulation S-X.

The following tables present condensed consolidating financial information for (a) the parent company, Choice Hotels International, Inc., (Parent); (b) the guarantors, which include substantially all of the domestic 100% owned subsidiaries of the Company (Guarantor Subsidiaries); and (c) the 100% and partially owned foreign subsidiaries of the Company, which will not guarantee the long-term indebtedness (Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and 100% owned by the Company.

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2009

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$195,893	$98,942	$25,608	$(102,459)	$217,984
Initial franchise and relicensing fees	12,916	—	—	—	12,916
Procurement services	17,598	—	—	—	17,598
Marketing and reservation	260,385	311,756	14,336	(281,098)	305,379
Other items, net	5,535	4,139	627	—	10,301

Total revenues	492,327	414,837	40,571	(383,557)	564,178

OPERATING EXPENSES:
Selling, general and administrative	98,885	89,809	13,002	(102,459)	99,237
Marketing and reservation	275,156	297,883	13,438	(281,098)	305,379
Other items, net	3,679	7,111	699	—	11,489

Total operating expenses	377,720	394,803	27,139	(383,557)	416,105

Operating income	114,607	20,034	13,432	—	148,073

OTHER INCOME AND EXPENSES:
Interest expense	4,730	(265)	(8)	(43)	4,414
Equity in earnings of consolidated subsidiaries	(27,976)	—	—	27,976	—
Other items, net	(263)	(5,597)	(1,158)	43	(6,975)

Other income and expenses, net	(23,509)	(5,862)	(1,166)	27,976	(2,561)

Income before income taxes	138,116	25,896	14,598	(27,976)	150,634
Income taxes	39,866	10,875	1,643	—	52,384

Net income	$98,250	$15,021	$12,955	$(27,976)	$98,250

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2008

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$222,625	$111,252	$26,467	$(112,909)	$247,435
Initial franchise and relicensing fees	27,911	—	20	—	27,931
Procurement services	17,148	—	—	—	17,148
Marketing and reservation	290,732	336,797	16,269	(307,321)	336,477
Other items, net	6,669	4,932	1,088	—	12,689

Total revenues	565,085	452,981	43,844	(420,230)	641,680

OPERATING EXPENSES:
Selling, general and administrative	114,368	101,177	16,353	(112,909)	118,989
Marketing and reservation	302,640	325,373	15,785	(307,321)	336,477
Other items, net	3,266	7,758	594	—	11,618

Total operating expenses	420,274	434,308	32,732	(420,230)	467,084

Operating income	144,811	18,673	11,112	—	174,596

OTHER INCOME AND EXPENSES:
Interest expense	11,144	(170)	11	(53)	10,932
Equity in earnings of consolidated subsidiaries	(14,712)	—	—	14,712	—
Other items, net	(1,006)	9,115	(1,816)	53	6,346

Other income and expenses, net	(4,574)	8,945	(1,805)	14,712	17,278

Income before income taxes	149,385	9,728	12,917	(14,712)	157,318
Income taxes	49,174	4,224	3,709	—	57,107

Net income	$100,211	$5,504	$9,208	$(14,712)	$100,211

Choice Hotels International, Inc.

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2007

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Royalty fees	$213,923	$103,421	$23,046	$(104,044)	$236,346
Initial franchise and relicensing fees	33,389	—	—	—	33,389
Procurement Services	16,283	—	—	—	16,283
Marketing and reservation	274,691	296,080	15,035	(268,979)	316,827
Other items, net	7,957	4,692	—	—	12,649

Total revenues	546,243	404,193	38,081	(373,023)	615,494

OPERATING EXPENSES:
Selling, general and administrative	99,623	95,076	10,935	(104,044)	101,590
Marketing and reservation	288,436	283,989	13,381	(268,979)	316,827
Other items, net	3,204	7,664	1,010	—	11,878

Total operating expenses	391,263	386,729	25,326	(373,023)	430,295

Operating income	154,980	17,464	12,755	—	185,199

OTHER INCOME AND EXPENSES:
Interest expense	14,796	(501)	(2)	—	14,293
Equity in earnings of consolidated subsidiaries	(24,990)	—	—	24,990	—
Other items, net	(506)	(280)	(2,194)	—	(2,980)

Other income and expenses, net	(10,700)	(781)	(2,196)	24,990	11,313

Income before income taxes	165,680	18,245	14,951	(24,990)	173,886
Income taxes	54,379	6,291	1,915	—	62,585

Net income	$111,301	$11,954	$13,036	$(24,990)	$111,301

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2009

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$4,281	$303	$63,286	—	$67,870
Receivables	33,911	2,947	5,040	—	41,898
Other current assets	21,110	7,484	330	(10,830)	18,094

Total current assets	59,302	10,734	68,656	(10,830)	127,862

Property and equipment, at cost, net	17,660	24,604	1,363	—	43,627
Goodwill	60,620	5,193	—	—	65,813
Franchise rights and other indentifiable intangibles, net	16,448	4,571	3,540	—	24,559
Investments, employee benefit plans, at fair value	—	20,931	—	—	20,931
Investment in and advances to affiliates	315,955	190,007	82,906	(588,868)	—
Receivable, marketing and reservation fees	33,872	—	—	—	33,872
Deferred income taxes	—	41,695	111	(27,663)	14,143
Other assets	1,680	6,958	592	—	9,230

Total assets	$505,537	$304,693	$157,168	$(627,361)	$340,037

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$5,516	$24,952	$3,391	—	$33,859
Accrued expenses	12,629	23,266	1,179	—	37,074
Deferred revenue	3,854	47,331	580	—	51,765
Deferred compensation and retirement plan obligations	—	2,798	—	—	2,798
Income taxes payable	—	14,272	2,868	(10,830)	6,310

Total current liabilities	21,999	112,619	8,018	(10,830)	131,806

Long-term debt	277,700	—	—	—	277,700
Deferred compensation & retirement plan obligations	—	34,951	5	—	34,956
Advances from affiliates	286,128	6,663	81,968	(374,759)	—
Deferred income taxes	27,663	—	—	(27,663)	—
Other liabilities	6,259	3,528	—	—	9,787

Total liabilities	619,749	157,761	89,991	(413,252)	454,249

Total shareholders’ deficit	(114,212)	146,932	67,177	(214,109)	(114,212)

Total liabilities and shareholders’ deficit	$505,537	$304,693	$157,168	$(627,361)	$340,037

Choice Hotels International, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2008

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$42,734	$225	$9,721	—	$52,680
Receivables	34,696	2,245	6,200	—	43,141
Other current assets	18,873	10,369	481	(5,328)	24,395

Total current assets	96,303	12,839	16,402	(5,328)	120,216

Property and equipment, at cost, net	19,013	25,433	845	—	45,291
Goodwill	60,620	5,193	—	—	65,813
Franchise rights and other indentifiable intangibles, net	19,137	5,189	3,437	—	27,763
Investments, employee benefit plans, at fair value	—	25,360	—	—	25,360
Investment in and advances to affiliates	241,702	152,732	112,869	(507,303)	—
Receivable, marketing fees	13,527	—	—		13,527
Deferred income taxes	—	41,876	124	(21,677)	20,323
Other assets	1,708	7,628	605	(15)	9,926

Total assets	$452,010	$276,250	$134,282	$(534,323)	$328,219

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$8,193	$29,894	$3,561	—	$41,648
Accrued expenses	14,581	22,704	1,017	(53)	38,249
Deferred revenue	4,035	42,658	311	—	47,004
Deferred compensation and retirement plan obligations	—	6,960	—	—	6,960
Income taxes payable	—	3,939	2,542	(5,275)	1,206

Total current liabilities	26,809	106,155	7,431	(5,328)	135,067

Long-term debt	284,400	—	—	—	284,400
Deferred compensation & retirement plan obligations	—	33,450	12	—	33,462
Advances from affiliates	246,507	5,771	67,422	(319,700)	—
Deferred income taxes	21,677	—	—	(21,677)	—
Other liabilities	10,287	2,688	—	(15)	12,960

Total liabilities	589,680	148,064	74,865	(346,720)	465,889

Total shareholders’ deficit	(137,670)	128,186	59,417	(187,603)	(137,670)

Total liabilities and shareholders’ deficit	$452,010	$276,250	$134,282	$(534,323)	$328,219

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$67,568	$(8,344)	$52,992	$—	$112,216

Cash Flows From Investing Activities
Investment in property and equipment	(5,602)	(4,651)	(882)	—	(11,135)
Issuance of notes receivable	(222)	(1,773)	—	—	(1,995)
Purchases of investments, employee benefit plans	—	(3,854)	—	—	(3,854)
Proceeds from sales of investments, employee benefit plans	—	13,895	—	—	13,895
Collection of notes receivable	—	324	—	—	324
Other items, net	(598)	(8)	22	—	(584)

Net Cash (Used in) Provided by Investing Activities	(6,422)	3,933	(860)	—	(3,349)

Cash Flows from Financing Activities
Net repayments pursuant to revolving credit facility	(6,700)	—	—	—	(6,700)
Purchase of treasury stock	(59,128)	—	—	—	(59,128)
Excess tax benefits from stock-based compensation	1,345	4,489	—	—	5,834
Dividends paid	(44,274)	—	—	—	(44,274)
Proceeds from exercise of stock options	9,158	—	—	—	9,158

Net Cash (Used in) Provided by Financing Activities	(99,599)	4,489	—	—	(95,110)

Net change in cash and cash equivalents	(38,453)	78	52,132	—	13,757
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	1,433	—	1,433
Cash and cash equivalents at beginning of period	42,734	225	9,721	—	52,680

Cash and Cash Equivalents at End of Period	$4,281	$303	$63,286	$—	$67,870

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$134,085	$(4,105)	$(25,581)	$—	$104,399

Cash Flows From Investing Activities
Investment in property and equipment	(7,745)	(4,500)	(366)	—	(12,611)
Issuance of notes receivable	(5,885)	(1,525)	—	—	(7,410)
Purchases of investments, employee benefit plans	—	(7,802)	—	—	(7,802)
Proceeds from sales of investments, employee benefit plans	—	7,819	—	—	7,819
Collection of notes receivable	26	408	—	—	434
Other items, net	(975)	(102)	382	—	(695)

Net Cash (Used in) Provided by Investing Activities	(14,579)	(5,702)	16	—	(20,265)

Cash Flows from Financing Activities
Principal payments of long-term debt	(100,000)	—	—	—	(100,000)
Net borrowings pursuant to revolving credit facility	112,000	—	—	—	112,000
Purchase of treasury stock	(63,732)	—	—	—	(63,732)
Excess tax benefits from stock-based compensation	299	9,836	—	—	10,135
Dividends paid	(43,142)	—	—	—	(43,142)
Proceeds from exercise of stock options	9,026	—	—	—	9,026

Net Cash (Used in) Provided by Financing Activities	(85,549)	9,836	—	—	(75,713)

Net change in cash and cash equivalents	33,957	29	(25,565)	—	8,421
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(2,118)	—	(2,118)
Cash and cash equivalents at beginning of period	8,777	196	37,404	—	46,377

Cash and Cash Equivalents at End of Period	$42,734	$225	$9,721	$—	$52,680

Choice Hotels International, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(In Thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$130,101	$3,367	$12,198	$—	$145,666

Cash Flows From Investing Activities
Investment in property and equipment	(5,492)	(5,968)	(503)	—	(11,963)
Acquisitions, net of cash acquired	—	—	(343)	—	(343)
Purchases of investments, employee benefit plans	—	(8,686)	—	—	(8,686)
Proceeds from sales of investments, employee benefit plans	—	6,049	—	—	6,049
Issuance of notes receivable	(6,387)	(1,008)	—	—	(7,395)
Collection of notes receivable	1,075	731	—	—	1,806
Other items, net	(616)	(139)	3	—	(752)

Net Cash Used in Investing Activities	(11,420)	(9,021)	(843)	—	(21,284)

Cash Flows from Financing Activities
Principal payments of long-term debt	(422)	—	—	—	(422)
Net borrowings pursuant to revolving credit facility	100,199	—	—	—	100,199
Purchase of treasury stock	(185,935)	—	—	—	(185,935)
Excess tax benefits from stock-based compensation	572	5,637	—	—	6,209
Dividends paid	(40,139)	—	—	—	(40,139)
Proceeds from exercise of stock options	5,749	—	—	—	5,749

Net Cash (Used in) Provided by Financing Activities	(119,976)	5,637	—	—	(114,339)

Net change in cash and cash equivalents	(1,295)	(17)	11,355	—	10,043
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	493	—	493
Cash and cash equivalents at beginning of period	10,072	213	25,556	—	35,841

Cash and Cash Equivalents at End of Period	$8,777	$196	$37,404	$—	$46,377